Form N-SAR

Sub-Item 77C

Matters Submitted to a Vote of Security Holders

2-34393, 811-1879

Shareholder Meeting

A Special Meeting of Shareholders of the Funds was held on June 14, 2016. At the meeting, the following matter was voted on and approved by the Shareholders. Each whole or fractional vote reported represents one whole or fractional dollar of net asset value held on the record date of the meeting. The results of the Special Meeting of Shareholders are noted below.

Proposal

To elect eight Trustees, each of whom is considered “independent.”

Trustees	Record Date Votes ($)	Number of Votes ($)			Percentage of Total Outstanding Votes (%)			Percentage Voted (%)
		Affirmative	Withheld	Total	Affirmative	Withheld	Total	Affirmative	Withheld	Total
Alan A. Brown	95,442,441,541.174	48,925,526,489.429	1,432,004,326.062	50,357,530,815.491	51.262	1.500	52.762	97.156	2.844	100.000
William D. Cvengros	95,442,441,541.174	48,837,833,910.479	1,519,696,905.012	50,357,530,815.491	51.170	1.592	52.762	96.982	3.018	100.000
Raudline Etienne	95,442,441,541.174	48,852,149,342.228	1,505,381,473.263	50,357,530,815.491	51.185	1.577	52.762	97.011	2.989	100.000
William F. McCalpin	95,442,441,541.174	48,909,087,523.272	1,448,443,292.219	50,357,530,815.491	51.245	1.518	52.762	97.124	2.876	100.000
Gary A. Poliner	95,442,441,541.174	48,896,668,172.936	1,460,862,642.555	50,357,530,815.491	51.232	1.531	52.762	97.099	2.901	100.000
James T. Rothe	95,442,441,541.174	48,794,268,429.927	1,563,262,385.564	50,357,530,815.491	51.124	1.638	52.762	96.896	3.104	100.000
William D. Stewart	95,442,441,541.174	48,790,012,618.130	1,567,518,197.361	50,357,530,815.491	51.120	1.642	52.762	96.887	3.113	100.000
Linda S. Wolf	95,442,441,541.174	48,837,425,468.766	1,520,105,346.725	50,357,530,815.491	51.170	1.593	52.762	96.981	3.019	100.000